UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

Bluerock Residential Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The disclosure below describes our investment in the West Morehead joint venture. All figures provided below are approximate.

On January 6, 2016, Bluerock Residential Growth REIT, Inc., through our operating partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, or our Operating Partnership, made an investment in BR ArchCo Morehead JV, LLC, a Delaware limited liability company, or Morehead JV.

Specifically, our Operating Partnership made the investment in Morehead JV, through BRG Morehead NC, LLC, a Delaware limited liability company and a wholly owned subsidiary of our Operating Partnership, or BRG Morehead, which acquired a preferred equity interest convertible into a majority common equity interest, or the BRG Morehead Interest, in BR Morehead JV Member, LLC, a Delaware limited liability company, or BR Morehead JV Member, which acquired a 100% interest, in Morehead JV, which is the owner and holder of a 100% limited liability company interest in BR ArchCo Morehead, LLC, a Delaware limited liability company, or Morehead Owner.

Concurrently and through Morehead JV, we caused Morehead Owner to acquire that certain tract of land located in Charlotte, North Carolina, or the Morehead Property, pursuant to that certain Agreement of Purchase and Sale by and between ArchCo Residential LLC, or ArchCo, and Southern Apartment Group-49, LLC, dated April 14, 2015, as amended, or the PSA, which PSA was assigned to Morehead Owner in that certain Assignment and Assumption of Agreement of Purchase and Sale, by and between ArchCo and Morehead Owner, dated November 24, 2015.

The total purchase price paid for the Morehead Property was $5.5 million. The purchase of the Morehead Property was based on arm’s length negotiations with an unaffiliated seller. In evaluating the Morehead Property, a variety of factors were considered, including overall valuation, expected capital expenditures, submarket demographics, expected community features and amenities, location, expected price per unit and expected occupancy.

The organizational structure with respect to the ownership of the Morehead Property is such that: (i) the Morehead Property is owned by Morehead Owner and (ii) Morehead Owner is wholly owned by Morehead JV. Morehead JV is a joint venture entity owned 100% by BR Morehead JV Member with WMH Sponsor LLC, a Delaware limited liability company, or ArchCo Member, having a profit interest in Morehead JV equal to 12% of profits after BR Morehead JV Member receives distributions resulting in an internal rate of return of 15%, or the ArchCo Promote.

BR Morehead JV Member

BRG Morehead made an initial investment of approximately $4.7 million, to acquire the BRG Morehead Interest, and Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company and an affiliate of our manager, or Fund II, has made an initial investment of $1.2 million to acquire the common equity of BR Morehead JV Member. BRG Morehead and Fund II have entered into a joint venture operating agreement for the BR Morehead JV Member, or the BR Morehead JV Agreement.

The BR Morehead JV Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

Fund II will be the initial manager of BR Morehead JV Member, and will have the power and authority to govern the business of BR Morehead JV Member, subject to the approval of certain “major decisions” by members holding a majority of the equity interests and subject to the further requirement that the interests of BRG Morehead may not be altered in a manner that would cause a dilution of or material adverse economic effect on BRG Morehead or its rights under the BR Morehead JV Agreement, the operating agreement of Morehead JV, or the Morehead JV Agreement, or the operating agreement of Morehead Owner without its prior approval,. These major decisions include: (i) any act in contravention of the BR Morehead JV Agreement; (ii) any act that would make it impossible to carry out the ordinary business of BR Morehead JV Member, Morehead JV or Morehead Owner; (iii) confessing a judgment against BR Morehead JV Member; (iv) possessing or assigning property of BR Morehead JV Member, Morehead JV or Morehead Owner for other than such company’s purposes; (v) admitting a new manager; (vi) admitting a new member; (vii) continuing the business of BR Morehead JV Member in contravention of the BR Morehead JV Agreement; and (viii) making any loans or becoming a guarantor of any loans. Additionally, the following actions are subject to the sole approval of BRG Morehead (so long as it owns a preferred equity interest): (i) causing BR Morehead JV Member to approve any major decision of Morehead JV; (ii) approving any amendment of the Morehead JV Agreement; (iii) filing or consenting to any bankruptcy, insolvency or similar action or proceeding regarding BR Morehead JV Member, Morehead JV or Morehead Owner; (iv) dissolving or liquidating BR Morehead JV Member; (v) distributing any cash or property other than in accordance with the BR Morehead JV Agreement (except as otherwise provided therein); (vi) merging or consolidating BR Morehead JV Member; (vii) amending the BR Morehead JV Agreement; and (viii) causing BR Morehead JV Member, Morehead JV or Morehead Owner to enter into a transaction that would violate the provisions of the Morehead JV Agreement designed to protect our status as a REIT.

Prior to the conversion of the preferred equity interest of BRG Morehead into a common equity interest, as described below, if any, the manager of BR Morehead JV Member may be removed by BRG Morehead for “cause,” which includes the declaration by the construction lender of an event of default, fraud, gross negligence, willful misconduct, bad faith, material violation of law, breach of fiduciary duty, or any material breach of the BR Morehead JV Agreement not cured within sixty (60) days (or ninety (90) days if such cure cannot be completed in sixty (60) days, but the manager is diligently pursuing such cure). If such manager is removed for cause, then BRG Morehead may appoint a replacement manager.

Following the conversion of the preferred equity interest of BRG Morehead into a common equity interest, as described below, if any, Fund II shall automatically resign as manager of BR Morehead JV Member and BRG Morehead shall become the sole manager, removable only by a majority of the equity interest and only for actions constituting fraud or gross negligence causing a material diminution in value of BR Morehead JV Member or its equity interest in Morehead JV.

Distributions, Liquidations and Additional Capital Contributions

Under the BR Morehead JV Agreement, the preferred equity interest of BRG Morehead will earn and will be paid, on a current basis, a preferred return at the annual rate of 15.0% times the outstanding amount of its capital contributions. BRG Morehead is not required to make any additional capital contributions beyond its budgeted capital commitment. However, if the manager of BR Morehead JV Member makes an additional capital call after BRG Morehead has full funded its total budgeted capital contribution amount and SOIF II does not fully fund the same, then BRG Morehead may elect to fund such shortfall as an additional capital contribution, in which case those contributions will accrue a preferred return at the rate of 20.0% per annum.

Distributions of operating cash flow of BR Morehead JV Member will be made monthly (as cash flow permits) (i) first, to pay BRG Morehead all of its accrued but unpaid preferred returns on its outstanding capital contributions, (ii) next, to pay BRG Morehead all of its accrued but unpaid preferred returns on its additional capital contributions, and (iii) finally, the remainder to Fund II; provided, however, that after the redemption date, discussed below, all operating cash flow will be paid to BRG Morehead until its preferred equity interest is fully redeemed.

Upon a sale, refinancing or other capital transaction regarding the Morehead Property, the net proceeds will be distributed by the BR Morehead JV Member: (i) to repay any debts or obligations; (ii) to fund any reserves determined in good faith by the BR Morehead JV Member’s manager and approved by BRG Morehead; (iii) to BRG Morehead to repay its outstanding additional capital contributions and any outstanding preferred returns on those additional capital contributions; (iv) to BRG Morehead to repay its outstanding capital contributions and any outstanding preferred returns on those capital contributions; (v) to Fund II in accordance with its positive capital account, and (vi) the remainder to Fund II.

Redemption and Conversion

BR Morehead JV Member is required to redeem the preferred equity interest of BRG Morehead on the earlier of the date that is six (6) months following the maturity of the construction loan on the Morehead Property (including any extensions thereof but excluding refinancing), or any acceleration thereof. On the redemption date, BR Morehead JV Member is required to pay BRG Morehead an amount equal to its outstanding net capital contributions to BR Morehead JV Member plus any accrued but unpaid preferred returns. If BR Morehead JV Member does not redeem the preferred equity interest of BRG Morehead in full on the required redemption date, then any of the net capital contributions of BRG Morehead remaining outstanding will accrue a preferred return at the rate of 20.0% per annum.

BRG Morehead has the right, in its sole discretion, to convert all of its preferred equity interest in BR Morehead JV Member into a common equity interest for a period of six (6) months from and after the date upon which 70% of the units in the Morehead Development, as defined below, have been leased, or the Conversion Trigger Date. Upon conversion, BRG Morehead will receive a majority common equity interest, expected to be approximately 69.5% of the aggregate common equity interest in BR Morehead JV Member, or the Expected Interest, and the common equity percentage of Fund II shall be adjusted accordingly. If the facts as of the Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Expected Interest, then we and Fund II are required to confer and determine in good faith a new common equity interest percentage relative to our conversion.

If BRG Morehead converts its preferred equity interest to a common equity interest, (i) BRG Morehead will no longer have any rights to any preferred returns on, or of, capital contributions to BR Morehead JV Member, (ii) BR Morehead JV Member will no longer be obligated to redeem the interests held by BRG Morehead, and (iii) BRG Morehead will become the sole manager of BR Morehead JV Member.

Morehead JV

BR Morehead JV Member made an initial investment of approximately $5.8 million to acquire a 100% equity interest in Morehead JV and will cause Morehead Owner, through Morehead JV, to complete the Morehead Development. ArchCo Member has contributed the PSA and certain intellectual property in exchange for the ArchCo Promote. On January 6, 2016, BR Morehead JV Member and ArchCo Member have entered into the Morehead JV Agreement.

The Morehead JV Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

BR Morehead JV Member is manager of Morehead JV. Under the Morehead JV Agreement, the manager has broad authority to act; however, the timing and amounts distributable to the ArchCo Member shall not be adversely affected by, and no other material right of the ArchCo Member shall be effectively subordinated or otherwise diminished by reason of any determination by its manager to (i) accept capital contributions on terms other than the terms that would be applicable if such additional capital contribution were made by the BR Morehead JV Member pursuant to the terms of the Morehead JV Agreement or (ii) enter into any agreement regarding a direct or indirect contribution of the Morehead Property, or a reorganization, merger, or other consolidation of Morehead JV or a subsidiary, or a sale of the Morehead Property to an entity in which BR Morehead JV Member or an affiliate is a buyer.

Additional Capital Contributions

The Morehead JV Agreement provides that the Morehead JV shall accept additional capital contributions as and when its manager shall determine, consistent with all applicable expenses under or relating to line items contained in its development budget, and any approved annual operating budget or for non-discretionary expenses (such as real estate taxes, insurance or debt service), in each case established by the manager in the good faith exercise of its sole discretion; provided, however, the ArchCo Member shall have no obligation to make additional capital contributions. It is anticipated that the total equity required to develop the Morehead Property will be approximately $17.3 million, of which BRG Morehead is expected to contribute 80.0% and Fund II is expected to contribute 20.0%.

Distributions

Pursuant to the provisions of the Morehead JV Agreement, distributions are made generally as follows: (i) first, to BR Morehead JV Member until it has received an internal rate of return on its total capital contributions equal to 15%, and (ii) second, 12% to ArchCo Member and 88% to BR Morehead JV Member.

The Morehead Development

We intend to use the Morehead Property to develop a 287-unit, five-story, wrap-style, wood-frame building with a six-story, pre-cast parking garage, or the Morehead Development. The Morehead Development will feature three open courtyards, a leasing office, swimming pool, club room, business center and fitness center. The estimated cost of the Morehead Development is approximately $57.3 million, or approximately $199,600 per unit. The Morehead Development is projected to be capitalized with a senior construction loan in the amount of approximately $40.0 million, representing 70% loan-to-cost.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: January 12, 2016	By:	/s/ Christopher J. Vohs
Christopher J. Vohs Chief Accounting Officer